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                                                                    EXHIBIT 99.1

                            Group 1 Automotive, Inc.
                            950 Echo Lane, Suite 100
                              Houston, Texas 77024

April 30, 2002

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Ladies and Gentlemen:

We have received, on the date hereof, representation from Arthur Andersen LLP that their SAS 71 review of the financial statements, where no review report was issued, contained in Group 1 Automotive, Inc.'s Quarterly Report on Form 10-Q for the three months ended March 31, 2002, of which this Exhibit 99.1 is a part, was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Arthur Andersen personnel working on the review and availability of national office consultation to conduct the relevant portions of the review.

Sincerely,

/s/ Scott L. Thompson

Executive Vice President -
Chief Financial Officer and Treasurer
Group 1 Automotive, Inc.